Exhibit 21.1

SUBSIDIARIES OF AMERICAN ENERGY FIELDS, INC.

The following is a list of subsidiaries of American Energy Fields, Inc.:

Subsidiary                                                      Jurisdiction of Organization
Green Energy Fields, Inc.                             Nevada
CPX Uranium, Inc.                                         Nevada